CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VanEck ETF Trust of our report dated June 27, 2023, relating to the financial statements and financial highlights, which appears in VanEck China Bond ETF’s Annual Report on Form N-CSR for the year ended April 30, 2023. We also consent to the references to us under the headings "Financial Statements", "Counsel and Independent Registered Public Accounting Firm", "Financial Highlights" and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 30, 2024